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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No.   1    )*
                                           --------

                           CIPHERGEN BIOSYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   17252Y104
                        ------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 17252Y104                                       Page 2 of 23

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Fund V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

  CUSIP NO. 17252Y104                                        Page 3 of 23

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Entrepreneurs' Fund V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

  CUSIP NO. 17252Y104                                           Page 4 of 23

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Parrallel Fund V-A, C.V.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      The Netherlands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

  CUSIP NO. 17252Y104                                             Page 5 of 23

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Parallel Fund V-B, C.V.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      The Netherlands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

  CUSIP NO. 17252Y104                                             Page 6 of 23

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Associates V, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

CUSIP NO. 17252Y104                                               Page 7 of 23

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Associates V, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Corporation
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO
------------------------------------------------------------------------------

                                                                    Page 8 of 23
  CUSIP NO. 17252Y104

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Christopher J. Spray

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                                                    Page 9 of 23
  CUSIP NO.17252Y104

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean-Francois Formela
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      France
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            7,000 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             7,000 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,639,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                                                 Page 10 of 23
  CUSIP NO.17252Y04

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ronald Nordin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

  CUSIP NO. 17252Y104                                            Page 11 of 23

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Axel Bichara
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,632,682 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          1,632,682 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,632,682 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer: Ciphergen Biosystems, Inc.
                  --------------

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  6611 Dumbarton Circle, Fremont, CA 94555

Item 2(a).        Names of Persons Filing:  Atlas Venture Fund V, L.P., Atlas
                  -----------------------
                  Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., Atlas Venture Associates V, Inc., Christopher J. Spray, Jean-Francois Formela, Ronald Nordin and Axel Bichara.

                  Atlas Venture Associates V, Inc. is the sole general partner of Atlas Venture Associates V, L.P. Atlas Venture Associates V, L.P. is the sole general partner of Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V. and Atlas Venture Parallel Fund V-B, C.V. Messrs. Spray, Formela, Nordin and Bichara are directors of Atlas Venture Associates V, Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------
                  The address of the principal business office of Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., Atlas Venture Associates V, Inc. and Messrs. Spray, Formela, Nordin and Bichara is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116.

Item 2(c).        Citizenship:  Atlas Venture Fund V, L.P., Atlas Venture
                  -----------
                  Entrepreneurs' Fund V, L.P. and Atlas Venture Associates V, L.P. are each a limited partnership organized under the laws of the State of Delaware. Atlas Venture Associates V, Inc. is a corporation organized under the laws of the State of Delaware. Atlas Venture Parallel Fund V-A, C.V. and Atlas Venture Parallel Fund V-B, C.V. are each a Limited Partnership organized under the laws of The Netherlands. Mr. Spray is a citizen of the United Kingdom. Mr. Formela is a citizen of France. Mr. Nordin is a citizen of the United States. Mr. Bichara is a citizen of Germany.

Item 2(d).        Title of Class of Securities: Common Stock, $.001  par value.
                  ----------------------------

Item 2(e).        CUSIP Number:  17252Y104.
                  ------------

Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
                  ---------------------------------------------------------
                  13d-2(b) or (c), check whether the person filing is a:
                  -----------------------------------------------------

                  Not Applicable.

Item 4.           Ownership.
                  ---------

         (a)      Amount Beneficially Owned:

                  Each of Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P. and Atlas Venture Associates V, Inc. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,632,682 shares of Common Stock as of December 31, 2001. Each of Messrs. Spray, Nordin and Bichara may be deemed to own beneficially 1,632,682 shares of Common Stock as of December 31, 2001. Mr. Formela may be deemed to own beneficially 1,639,682 shares of Common Stock as of December 31, 2001.

                  As of December 31, 2001, Atlas Venture Fund V, L.P. is the record owner of 1,290,580 shares of Common Stock, Atlas Venture Entrepreneurs' Fund V, L.P. is the record owner of 21,482 shares of Common Stock, Atlas Venture Parallel Fund V-A, C.V. is the record owner of 160,310 shares of Common Stock and Atlas Venture Parallel Fund V-B, C.V. is the record owner of 160,310 shares of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,632,682 shares of Common Stock. In their capacities as directors of Atlas Venture Associates V, Inc., each of Messrs. Spray, Nordin and Bichara may be deemed to own beneficially 1,632,682 shares of Common Stock. Mr. Formela may be deemed to own beneficially 1,639,682 shares of Common Stock as of December 31, 2001.

         (b)      Percent of Class:

                  Atlas Venture Fund V, L.P.                       6.1%
                  Atlas Venture Entrepreneurs' Fund V, L.P.        6.1%
                  Atlas Venture Parallel Fund V-A, C.V.            6.1%
                  Atlas Venture Parallel Fund V-B, C.V.            6.1%
                  Atlas Venture Associates V, L.P.                 6.1%
                  Atlas Venture Associates V, Inc.                 6.1%
                  Christopher J. Spray                             6.1%
                  Jean-Francois Formela                            6.1%
                  Ronald Nordin                                    6.1%
                  Axel Bichara                                     6.1%


         The foregoing percentages are calculated based on the 26,955,370 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Ciphergen Biosystems, Inc. for the Quarter ending September 30, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)      Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:

                         Jean-Francois Formela                     7,000 shares

                         0 shares as to each other reporting person.

           (ii)     shared power to vote or to direct the vote:

              Atlas Venture Fund V, L.P.                        1,632,682 shares
              Atlas Venture Entrepreneurs' Fund V, L.P.         1,632,682 shares
              Atlas Venture Parallel Fund V-A, C.V.             1,632,682 shares
              Atlas Venture Parallel Fund V-B, C.V.             1,632,682 shares
              Atlas Venture Associates V, L.P.                  1,632,682 shares
              Atlas Venture Associates V, Inc.                  1,632,682 shares
              Christopher J. Spray                              1,632,682 shares
              Jean-Francois Formela                             1,632,682 shares
              Ronald Nordin                                     1,632,682 shares
              Axel Bichara                                      1,632,682 shares

           (iii)    sole power to dispose or to direct the disposition of:

                    Jean-Francois Formela                           7,000 shares

                    0 shares as to each other reporting person.

           (iv)     shared power to dispose or to direct the disposition of:

              Atlas Venture Fund V, L.P.                        1,632,682 shares
              Atlas Venture Entrepreneurs' Fund V, L.P.         1,632,682 shares
              Atlas Venture Parallel Fund V-A, C.V.             1,632,682 shares
              Atlas Venture Parallel Fund V-B, C.V.             1,632,682 shares
              Atlas Venture Associates V, L.P.                  1,632,682 shares
              Atlas Venture Associates V, Inc.                  1,632,682 shares
              Christopher J. Spray                              1,632,682 shares
              Jean-Francois Formela                             1,632,682 shares
              Ronald Nordin                                     1,632,682 shares
              Axel Bichara                                      1,632,682 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Ciphergen Biosystems, Inc., except in the case of (i) Atlas Venture Fund V, L.P. for the 1,290,580 shares which it holds of record; (ii) Atlas Venture Entrepreneurs' Fund V, L.P. for the 21,482 shares which it holds of record; (iii) Atlas Venture Parallel Fund V-A, C.V. for the 160,310 shares which it holds of record; (iv) Atlas Venture Parallel Fund V-B, C.V. for the 160,310 shares which it holds of record; and (v) Jean-Francois Formela for the 7,000 shares which he holds of record.

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------

              Not Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------

              Not Applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company.
           ------------------------------------------------------------

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.
           ---------------------------------------------------------

           Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.    Notice of Dissolution of Group.
           ------------------------------

           Not Applicable.

Item 10.   Certifications.
           --------------

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                   Signatures
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                    ---------

Dated:  February 8, 2002

ATLAS VENTURE FUND V, L.P.                  ATLAS VENTURE PARALLEL FUND V-B,
                                            C.V.
By: Atlas Venture Associates V, L.P.
    General Partner                         By: Atlas Venture Associates V, L.P.
                                                General Partner

      By: Atlas Venture Associates V, Inc.
                                                    By: Atlas Venture Associates
                                                        V, Inc.
            By:              *
               ---------------------------
               Christopher Spray                          By:         *
               President                                     -------------------
                                                             Christopher Spray
                                                             President

ATLAS VENTURE ENTREPRENEURS'                ATLAS VENTURE ASSOCIATES V, L.P.
FUND V, L.P.

                                            By: Atlas Venture Associates V, Inc.
By: Atlas Venture Associates V, L.P.
    General Partner                                 By:            *
                                                       -------------------------
                                                       Christopher Spray
      By: Atlas Venture Associates V, Inc.             President


            By:              *              Atlas Venture Associates V, Inc.
               ---------------------------
               Christopher Spray
               President                    By:                *
                                               ---------------------------------
                                               Christopher Spray
                                               President

ATLAS VENTURE PARALLEL FUND V-A,
C.V.                                                           *
                                            ------------------------------------
                                            Christopher J. Spray
By: Atlas Venture Associates V, L.P.
    General Partner                                            *
                                            ------------------------------------
                                            Jean-Francois Formela
      By: Atlas Venture Associates V, Inc.

                                                               *
                                            ------------------------------------
            By               *              Ronald Nordin
               ---------------------------
               Christopher Spray
               President

                                                               *
                                            ------------------------------------
                                            Axel Bichara

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                                       ---------

     /s/ Jeanne Larkin Henry
     -----------------------
     Jeanne Larkin Henry
     Attorney-in-fact

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Ciphergen Biosystems, Inc.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 8th day of February, 2002.

ATLAS VENTURE FUND V, L.P.                               ATLAS VENTURE PARALLEL FUND V-B,
                                                         C.V.

By: Atlas Venture Associates V, L.P.                     By: Atlas Venture Associates V, L.P.
    General Partner                                          General Partner

        By: Atlas Venture Associates V, Inc.                     By: Atlas Venture Associates V, Inc.

               By:       *                                              By:      *
                  --------------------------                               ---------------------------
                  Christopher Spray                                        Christopher Spray
                  President                                                President

ATLAS VENTURE ENTREPRENEURS'                             ATLAS VENTURE ASSOCIATES V, L.P.
FUND V, L.P.

By: Atlas Venture Associates V, L.P.                     By: Atlas Venture Associates V, Inc.
    General Partner
                                                                 By:        *
                                                                    ----------------------------------
                                                                    Christopher Spray
        By: Atlas Venture Associates V, Inc.                        President

               By:       *                               ATLAS VENTURE ASSOCIATES V, INC.
                  --------------------------
                  Christopher Spray
                  President                              By:               *
                                                            ------------------------------------------
                                                            Christopher Spray
                                                            President

ATLAS VENTURE PARALLEL FUND V-A,
C.V.                                                                       *
                                                         ---------------------------------------------
By: Atlas Venture Associates V, L.P.                     Christopher J. Spray
    General Partner
                                                                           *
                                                         ---------------------------------------------
        By: Atlas Venture Associates V, Inc.             Jean-Francois Formela

               By        *                                                 *
                  --------------------------             ---------------------------------------------
                  Christopher Spray                      Ronald Nordin
                  President

                                                                           *
                                                         ---------------------------------------------
                                                         Axel Bichara

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                                       ---------

    /s/Jeanne Larkin Henry
    ----------------------
    Jeanne Larkin Henry
    Attorney-in-fact

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., Atlas Venture Beheer II B.V., Partno Deelmingen B.V., Atlas Venture Fund III, L.P., Atlas Venture Entrepreneurs' Fund III, L.P., Atlas Venture Associates III, L.P., Atlas Venture Associates III, Inc., Atlas Venture Fund V, L.P., Atlas Venture Entrepreneurs' Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V., Atlas Venture Parallel Fund V-B, C.V., Atlas Venture Associates V, L.P., and Atlas Venture Associates V, Inc. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2001.

                                            /s/ Christopher J. Spray
                                            ------------------------------------
                                            Christopher J. Spray

Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

     On this 13th day of February, 2001, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]                               /s/ Kyle Walkden
                                            ----------------
                                            Notary Public

                                            My commission expires:  9/9/05

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2001.

                                              /s/ Jean Francois Formela
                                              ----------------------------------
                                              Jean Francois Formela

Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

     On this 13th day of February, 2001, before me personally came Jean-Francois Formela, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.



[Notary Seal]                              /s/Kyle Walkden
                                           ---------------
                                           Notary Public

                                           My commission expires: 9/9/05

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 2001.

                                             /s/ Ronald Nordin
                                             -----------------------------------
                                             Ronald Nordin

Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 13th day of February, 2001, before me personally came Ronald Nordin, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.



[Notary Seal]                              /s/ Kyle Walkden
                                           ----------------
                                           Notary Public

                                           My commission expires:  9/9/05

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of February, 2002.

                                               /s/ Axel Bichara
                                               ---------------------------------
                                               Axel Bichara

Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

     On this 1st day of February, 2002, before me personally came Axel Bichara, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]                              /s/ Stephen TenBarge
                                           --------------------
                                           Notary Public


                                           My commission expires:  10/9/03